Exhibit 4.4

THIRD SUPPLEMENTAL INDENTURE

Dated as of October 30, 2009

to

INDENTURE

Dated as of March 29, 1995

Between

CENTRO NP LLC

and

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

Senior Debt Securities

THIRD SUPPLEMENTAL INDENTURE dated as of October 30, 2009 (this “Supplemental Indenture”) by and among Centro NP LLC, a Maryland limited liability company (the “Company”), as successor to New Plan Excel Realty Trust, Inc., a Maryland corporation, and U.S. Bank Trust National Association (as successor to State Street Bank and Trust Company, as successor to The First National Bank of Boston), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of March 29, 1995 (as heretofore amended or supplemented, the “Indenture”), providing for the issuance of senior debt securities;

WHEREAS, the Indenture provides that the Company may enter into a supplemental indenture with the consent of the Holders of not less than a majority in principal amount of all outstanding securities affected by such supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of Holders of Securities and any related coupons under the Indenture, subject to certain limitations set forth in the Indenture not applicable to the matters addressed by this Supplemental Indenture;

WHEREAS, the Company has received and delivered or caused to be delivered to the Trustee the consents of the Holders of at least a majority in principal amount of all outstanding Securities to the amendments provided for in this Supplemental Indenture;

WHEREAS, the Company has been authorized by or pursuant to a resolution of its sole member to enter into this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee join in the execution and delivery of this Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture and by the organizational documents of the Company to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:

ARTICLE 1

Section 1.01 Capitalized Terms. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

ARTICLE 2

AMENDMENTS

Section 2.01 Amendment of Certain Definitions in Article 1 of the Indenture. The definition of “Consolidated Income Available for Debt Service” in Section 101 is eliminated in its entirety and replaced with the following:

“Consolidated Income Available for Debt Service” for any period, means Consolidated Net Income of the Company and its Subsidiaries plus amounts which have been deducted for (a) interest on Debt of the Company and its Subsidiaries, (b) provision for taxes of the Company and its Subsidiaries based on income, (c) amortization of debt discount, (d) property depreciation and amortization, (e) the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period and (f) other non-cash items, and less amounts which have been added in determining Consolidated Net Income for such period for other non-cash items.

Section 2.02 Insertion of a New Subsection to Section 5.01 of Article 5. Section 5.01 of Article 5 is hereby amended to provide for the insertion of a new subsection (9) to read as follows:

(9) default in the payment of the Put Right Repurchase Price, when it becomes due and payable as set forth in Section 1013 hereto.

Section 2.03 Amendment of Certain Covenants in Article 10 of the Indenture.

(a) Section 1004(d) of the Indenture is replaced in its entirety with the following:

Prior to the Put Right Repurchase Date, the Company will at all times maintain an Unencumbered Total Asset Value in an amount not less than 125% of the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries that is unsecured. On and after the Put Right Repurchase Date, the Company will at all times maintain an Unencumbered Total Asset Value in an amount not less than 100% of the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries that is unsecured.

(b) Section 1004 is amended to provide for the insertion of a new Section 1004(f) to read as follows:

In addition to the limitations set forth in subsections (a), (b), (c) and (d) of this Section 1004, prior to April 15, 2011, the Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than $1,869 million.

(c) Section 1004 is amended to provide for the insertion of a new Section 1004(g) to read as follows:

For the purpose of determining compliance with this Section 1004, any election by the Company to measure an item of Debt using fair value (as permitted by Financial Accounting Standards Board Statement No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made instead using the outstanding principal amount of such Debt.

(d) Section 1009 of the Indenture is replaced in its entirety with the following:

Provision of Financial Information. If the Company is required to file annual and quarterly reports and other documents with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company will (i) file such reports and documents with the Commission on or prior to the respective dates by which the Company is required to file such documents, (ii) within 15 days after being required to file the same with the Commission, deliver such reports and documents to the Trustee, and (iii) within 15 days after being required to file the same with the Commission, transmit a copy of each such annual and quarterly report (exclusive of exhibits) by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders. If the Company is not required to file annual and quarterly reports and other documents with the Commission pursuant to either of such provisions, the Company will, within 15 days of the date by which the Company would have been required to file the same with the Commission if it were so required, (i) deliver to the Trustee (A) all quarterly and annual financial information (including exhibits) that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants and (B) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports; provided, however, that such information and reports may exclude any certifications, reports or other information required to be a part of, or filed with, such reports pursuant to the provisions of the Sarbanes Oxley Act of 2002 or the rules and regulations of the Commission thereunder, (ii) transmit a copy of each document required to be delivered to the Trustee (exclusive of exhibits) by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, (iii) post a copy of each document required to be delivered to the Trustee (including exhibits) to the Company’s or its Affiliate’s website and shall promptly after such posting issue a press release indicating that such documents have been posted with reference to the website address such documents have been posted on and (iv) use commercially reasonable efforts to post a copy of each document required to be delivered to the Trustee (including exhibits) to the Company’s “Company News” page and “Company Filings” page on www.bloomberg.com. So long as the Company continues to hold an equity interest therein, the Company shall include in the information delivered to the Trustee and provided to Holders, the audited annual financial statements and the unaudited quarterly financial statements of Centro NP Residual Holding LLC.

Section 2.04 Insertion of New Sections to Article 10.

(a) Article 10 is amended to provide for the insertion of a new Section 1013 to read as follows:

SECTION 1013. Security Holder Repurchase Right. (a) Each Holder of Securities shall have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Securities or any portion thereof that is a multiple of $1,000 principal amount, for cash on January 15, 2014 (the “Put Right Repurchase Date”) at a repurchase price per Security equal to 100% of the aggregate principal amount of the Securities being repurchased, together with any accrued and unpaid interest up to, but not including, such Put Right Repurchase Date (the “Put Right Repurchase Price”).

(b) No later than 20 Business Days prior to the Put Right Repurchase Date, the Company shall give notice of the repurchase right under Section 1013 (a “Put Right Repurchase Offer”) to all record Holders at their addresses set forth in the Securities Register and to beneficial owners as required by applicable law. The Put Right Repurchase Offer shall include a form of notice (the “Put Right Exercise Notice”) to be completed by the Holder and returned to the Company in the event that the Holder elects such repurchase right and shall briefly state, as applicable:

(i) the Put Right Repurchase Date;

(ii) the Put Right Repurchase Price;

(iii) the name and address of the Paying Agent;

(iv) that Securities must be surrendered to the Paying Agent to collect payment;

(v) that the Put Right Repurchase Price for any Security as to which a Put Right

Exercise Notice has been given and not withdrawn will be paid promptly following the later of the Put Right Repurchase Date and the time of surrender of such Security as described in subclause (iv) above;

(vi) the procedures the Holder must follow to exercise rights under this Section and a brief description of those rights;

(vii) the procedures for withdrawing a Put Right Exercise Notice (including pursuant to the terms of Section 1013(d));

(viii) that, unless the Company defaults in making payment on Securities for which a Put Right Exercise Notice has been submitted, interest on the Securities in respect of which a Put Right Exercise Notice has been delivered and not withdrawn will cease to accrue on the Put Right Repurchase Date; and

(ix) the CUSIP number of each of the applicable series of Securities.

At the Company’s request, the Trustee shall deliver the Put Right Repurchase Offer to Holders of Securities at the Company’s expense; provided, however, that the Company makes such request at least three Business Days (unless a shorter period shall be satisfactory to the Trustee) prior to the date by which such Put Right Repurchase Offer must be delivered to the Holders in accordance with this Section 1013(b); provided, further, that the text of the Put Right Repurchase Offer shall be prepared by the Company.

A Holder may exercise its repurchase right as specified in this Section 1013 upon delivery of a properly completed Put Right Exercise Notice to the Paying Agent by the Holder at any time during the period beginning at 9:00 a.m. (local time in The City of New York) on the date that is 20 Business Days immediately preceding the relevant Put Right Repurchase Date until the close of business on the Business Day immediately preceding such Put Right Repurchase Date, stating:

(A) if certificated, the certificate numbers of the Securities to be delivered for repurchase;

(B) the portion of the principal amount of the Securities to be repurchased, which must be $1,000 or an integral multiple thereof; and

(C) that the Securities are to be repurchased by the Company pursuant to the applicable provisions of the Securities and this Indenture.

The delivery of such Security to the Paying Agent prior to, on or after the Put Right Repurchase Date (together with all necessary endorsements) at the offices of the Paying Agent, shall be a condition to receipt by the Holder of the Put Right Repurchase Price therefor, which shall be so paid pursuant to this Section 1013 only if the Security so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Put Right Exercise Notice, as determined by the Company.

The Company shall repurchase from the Holder thereof, pursuant to this Section 1013, a portion of a Security if the principal amount of such portion is $1,000 or an integral multiple of $1,000.

Any repurchase by the Company contemplated pursuant to the provisions of this Section 1013 shall be consummated by the delivery of the consideration to be received by the Holder promptly following the later of the Put Right Repurchase Date and the time of delivery of the Security.

The Paying Agent shall promptly notify the Company of the receipt by it of any Put Right

Exercise Notice or written notice of withdrawal thereof.

Any Security that is to be repurchased only in part shall be surrendered to the Paying Agent (with, if the Company, Trustee or Paying Agent so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company, the Trustee and Paying Agent duly executed by the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Security without service charge, a new Security or Securities, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Security so surrendered.

(c) Upon receipt by the Paying Agent of the Put Right Exercise Notice, the Holder of the Security in respect of which such Put Right Exercise Notice was given shall (unless such Put Right Exercise Notice is withdrawn as specified in Section 1013(d)) thereafter be entitled to receive solely the Put Right Repurchase Price with respect to such Security. Such Put Right Repurchase Price shall be paid to such Holder, subject to receipt of funds by the Paying Agent, promptly following the later of (x) the Put Right Repurchase Date with respect to such Security (provided the conditions in Section 1013(a) have been satisfied) and (y) the time of delivery of such Security to the Paying Agent by the Holder thereof in the manner required by Section 1013(a).

(d) A Put Right Exercise Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent at any time prior to the close of business on the Business Day immediately preceding the Put Right Repurchase Date specifying:

(i) if certificated Securities have been issued, the certificate numbers of the withdrawn Securities,

(ii) the principal amount of the Securities with respect to which such notice of withdrawal is being submitted, and

(iii) the principal amount, if any, of such Securities that remains subject to the original Put Right Exercise Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;

provided, however, that if the Securities are not in certificated form, the notice must comply with appropriate procedures of the applicable depositary.

A written notice of withdrawal of a Put Right Exercise Notice shall be in the form set forth in the preceding paragraph.

Upon receipt of a written notice of withdrawal, the Paying Agent shall promptly return to the Holders thereof any Securities in respect of which a Put Right Exercise Notice has been withdrawn in accordance with the provisions of Section 1013(d).

(e) There shall be no repurchase of any Securities pursuant to this Section 1013 if there has occurred (prior to, on or after, as the case may be, the giving, by the Holders of such Securities, of the required Put Right Exercise Notice) and is continuing an Event of Default with respect to Securities (other than a default in the payment of the Put Right Repurchase Price with respect to such Securities). The Paying Agent will promptly return to the respective Holders thereof any Securities held by it during the continuance of an Event of Default with respect to Securities (other than a default in the payment of the Put Right Repurchase Price with respect to such Securities), in which case, upon such return, the Put Right Exercise Notice with respect thereto shall be deemed to have been withdrawn.

(f) Prior to 11:00 a.m. (local time in The City of New York) on the Put Right Repurchase Date, the Company shall deposit with the Paying Agent an amount (in immediately available funds) sufficient to pay the aggregate Put Right Repurchase Price of all the Securities or portions thereof which are to be purchased as of the Put Right Repurchase Date. The manner in which the deposit required by this Section 1013(f) is made by the Company shall be at the option of the Company; provided that such deposit shall be made in a manner such that the Paying Agent shall have immediately available funds on the Put Right Repurchase Date.

If the Paying Agent holds, in accordance with the terms hereof, money sufficient to pay the Put Right Repurchase Price of any Security, then, on the Put Right Repurchase Date, such Security will cease to be outstanding and the rights of the Holder in respect thereof shall terminate (other than the right to receive the Put Right Repurchase Price as aforesaid).

To the extent that the aggregate amount of cash deposited by the Company pursuant to this Section 1013(f) exceeds the aggregate Put Right Repurchase Price of the Securities or portions thereof that the Company is obligated to purchase, then promptly after the Put Right Repurchase Date the Paying Agent shall return any such excess cash to the Company.

(b) Article 10 is amended to provide for the insertion of a new Section 1014 to read as follows:

SECTION 1014. Transfer of Real Property. Prior to the Put Right Repurchase Date, neither the Company nor any Subsidiary shall sell or transfer any real property (or any equity interest in any Person whose principal asset is real property) or the right to receive the income or profits therefrom (i) to an Affiliate of the Company that is not a Subsidiary or (ii) to any Person that owns an equity interest in the Company. For the avoidance of doubt, the restrictions contained in this Section 1014 shall not apply to personal property (including cash and cash equivalents) of, or income or profit from real property or otherwise received by, the Company and its Subsidiaries.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Relation to Original Indenture.

This Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, the Indenture and the Securities issued thereunder shall continue in full force and effect.

Section 3.02 Concerning the Trustee.

The Trustee shall not be responsible for any recital herein as such recitals shall be taken as statements of the Company, or the validity of the execution by the Company of this Supplemental Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.03 Effect of Headings.

The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

Section 3.04 Counterparts.

This Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

Section 3.05 Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

CENTRO NP LLC

By	/s/ Steven Siegel
Name:	Steven Siegel
Title:	Executive Vice President

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Trustee

By
Name:
Title

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

CENTRO NP LLC

By
Name:	Steven Siegel
Title:	Executive Vice President

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Trustee

By	/s/ Thomas E. Tabor
Name:	Thomas E. Tabor
Title	Vice President